Exhibit 99.1

Investor Relations and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Receives CE Mark for Transvaginal Ultrasound

Confirmation for Essure® Procedure

Offers an alternative to X-ray exposure to confirm proper device placement

MOUNTAIN VIEW, Calif., February 24, 2011 – Conceptus Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the most effective non-surgical permanent birth control method available, today announced receipt of the CE mark for use of Transvaginal Ultrasound (“TVU”) to confirm proper placement of Essure micro-inserts three months following the Essure procedure. TVU is an alternative to the standard flat plate pelvic X-ray, and both will be included in the European Physicians’ Instruction for Use. TVU takes place in the physician’s clinic, while X-rays typically are taken at a radiology facility.

Essure micro-inserts are radiopaque, which enables physicians to visualize the location of the micro-inserts using either TVU or the standard flat plate pelvic X-ray. TVU is a non-invasive technique that uses sound waves sent out by an ultrasound probe to create a live picture (a sonogram) showing the reproductive organs. TVU advantages for patients include the ability to return to the familiar setting of the physician’s clinic and avoid ionizing radiation associated with X-rays. TVU advantages for physicians include more control over the entire Essure procedure and improved patient compliance with the confirmation process.

M.P.H. Vleugels MD PhD FRCOG, department Obstetrics and Gynecology, Riverland Hospital Tiel, the Netherlands and S. Veersema MD FRCOG, department Obstetrics and Gynecology St. Antonius Hospital Nieuwegein, the Netherlands, led an investigator-sponsored study of TVU as an alternative confirmation test for the Essure procedure. Following a two-year, multi-center cohort study with more than 1,000 patients, Drs. Vleugels and Veersema verified that the cumulative failure rate for patients who had the Essure procedure and TVU test was less than laparoscopic sterilization methods. Their research supported Conceptus’ submission to receive the CE mark for TVU.

“Gynecologists who perform Essure procedures can now confirm placement without having to rely upon a radiologist for an X-ray. In addition, using TVU instead of an X-ray enhances patient safety by eliminating exposure to ionizing radiation and reduces cost to the health care system,” said Dr. Vleugels. “This streamlined process is more convenient, less expensive and may enhance patient compliance.”

“We are pleased to achieve this milestone in Europe. Our next goal is to bring TVU confirmation to the United States, with the expectation that we will be able to replace the more costly hysterosalpingogram currently required. We plan to begin Conceptus-sponsored clinical trials to obtain FDA approval on this game-changing innovation to the Essure experience in 2011,” said Mark Sieczkarek, president and chief executive officer of Conceptus. “As we continue to develop the physician’s office as the preferred site of service for Essure, a TVU confirmation would provide an additional, compelling reason for physicians to perform the Essure procedure in their offices.”

About the Essure® Procedure

The Essure procedure, FDA approved since 2002 and CE mark approved since 2001, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. The body then forms a natural barrier around and through the micro-inserts to prevent sperm from reaching the egg. Three months after the Essure procedure, a doctor is able to perform an Essure Confirmation Test to confirm that the patient may use Essure for contraception.

The Essure procedure is 99.95% effective based on one year of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. The procedure is covered by most insurance plans, and when it is performed in a doctor’s office the cost to the patient may be as low as a simple co-pay. Essure has been proven and trusted by physicians since 2002, with nearly 500,000 women worldwide having undergone the Essure procedure.

About Conceptus, Inc.

Conceptus, Inc. is a leader in the design, development, and marketing of innovative solutions in women’s healthcare. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East. The Company also promotes the GYNECARE THERMACHOICE® Uterine Balloon Therapy System by ETHICON™ Women’s Health & Urology, a division of Ethicon, Inc., in U.S. OB/GYN physician offices.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

© 2011 Conceptus, Inc—All rights reserved. Conceptus, Essure and Your Family is Complete. Your Choice is Clear are registered trademarks and service marks of Conceptus, Inc.

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